                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)


                            PEROT SYSTEMS CORPORATION

                                (Name of Issuer)

                              CLASS A COMMON STOCK

                         (Title of Class of Securities)

                                   714265 10 5

                                 (CUSIP Number)

                                DECEMBER 31, 1998

             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

CUSIP NO.         714265 10 5                                                           Page 2 of 3

-----------------------------------------------------------------------------------------------------------
1.       Name of Reporting Person                                     Ross Perot


-----------------------------------------------------------------------------------------------------------
2.       Check The Appropriate Box If A Member Of A Group*
                                                                      [ ]      (a)
                                                                      [ ]      (b)

-----------------------------------------------------------------------------------------------------------
3.       SEC  Use Only


-----------------------------------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization                         USA


-----------------------------------------------------------------------------------------------------------
                        5.     Sole Voting Power
                                                                      31,749,000(1)
                        -----------------------------------------------------------------------------------
      Number of         6.     Shared Voting Power
        Shares                                                        -0-
     Beneficially
       Owned by         ----------------------------------------------------------------------------------
         Each           7.     Sole Dispositive Power
      Reporting                                                       31,749,000(1)
     Person With
                        -----------------------------------------------------------------------------------
                        8.     Shared Dispositive Power
                                                                      -0-

-----------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                                      31,749,000(1)

-----------------------------------------------------------------------------------------------------------
10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                              [ ]

-----------------------------------------------------------------------------------------------------------
11.      Percent Of Class Represented By Amount In Row 9
                                                                      41.2%

-----------------------------------------------------------------------------------------------------------
12.      Type Of Reporting Person
                                                                      IN

-----------------------------------------------------------------------------------------------------------

(1) Reflects a split of two-for-one stock on January 6, 1999. Includes 44,000 shares which Mr. Perot had a right to acquire on December 31, 1998, subject to the completion of the Company's initial public offering, and were acquired by him on February 5, 1999.

CUSIP NO.         714265 10 5                                                           Page 3 of 3

-----------------------------------------------------------------------------------------------------------
1.       Name of Reporting Person                                     HWGA

         I.R.S. Identification No. of Above Person                    75-2230653


-----------------------------------------------------------------------------------------------------------
2.       Check The Appropriate Box If A Member Of A Group*
                                                                      [ ]      (a)
                                                                      [ ]      (b)

-----------------------------------------------------------------------------------------------------------
3.       SEC  Use Only


-----------------------------------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization                         USA


-----------------------------------------------------------------------------------------------------------
                        5.     Sole Voting Power
                                                                      31,705,000(1)

      Number of         -----------------------------------------------------------------------------------
        Shares
     Beneficially       6.     Shared Voting Power
       Owned by                                                       -0-
         Each
       Reporting        -----------------------------------------------------------------------------------
      Person With       7.     Sole Dispositive Power
                                                                      31,705,000(1)

                        -----------------------------------------------------------------------------------
                        8.     Shared Dispositive Power
                                                                      -0-

-----------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person


-----------------------------------------------------------------------------------------------------------
10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                               [ ]

-----------------------------------------------------------------------------------------------------------
11.      Percent Of Class Represented By Amount In Row 9
                                                                      41.1%

-----------------------------------------------------------------------------------------------------------
12.      Type Of Reporting Person
                                                                      PN

-----------------------------------------------------------------------------------------------------------

(1)      Reflects a split of two-for-one stock on January 6, 1999.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Date:  February 10, 1999


                                         HWGA, Ltd.


                                         By: /s/ ROSS PEROT
                                            ----------------------------------
                                         Ross Perot
                                         Managing General Partner



                                         -------------------------------------
                                         Ross Perot